Exhibit 99.1


DATE:        October 19, 2005

CONTACTS:    Steven Tragash, Corporate Communications, 317-971-2031
             Andy Rieth, Investor Relations, 317-971-2061
             Doug Hughes, Investor Relations, 317-971-2039

                             Guidant Provides Update

Indianapolis, Ind. - October 19, 2005 - Guidant Corporation (NYSE: GDT), a world leader in the treatment of cardiac and vascular disease, today responded to statements by Johnson & Johnson on its pending acquisition of the Company and provided an update on its two major businesses.

Transaction Update

In response to Johnson & Johnson's comments yesterday, Ronald W. Dollens, president and CEO of Guidant Corporation, stated, "While neither company depends on this transaction for its continued future success, Guidant believes that the strategic rationale for combining the two companies is as strong today as when we entered into the Merger Agreement." Guidant anticipates that the pending transaction will receive FTC clearance in October. The Company does not expect to make any specific comments on the pending transaction until after FTC approval.

Business Performance

"Guidant's third quarter results will reflect the temporary unavailability of the CONTAK RENEWAL 3 and 4 family of heart failure devices during the full month of July and part of August, partially offset by sequential growth of U.S. coronary stent revenue, and continuing sales growth of our emerging businesses," Dollens reported. "At the end of the quarter, data suggest our implantable defibrillator implant rate exceeded 80 percent of the pre-product notification level and is over 100 percent of the rate one year ago."

Dollens continued, "As previously announced, Guidant is launching several recently approved cardiac rhythm management systems during the fourth quarter, including the revolutionary Latitude Patient Management system. Physicians are expressing enthusiasm for the new wireless capability to monitor patients, improve their compliance, and monitor device status independent of patient effort." Dollens further observed, "Our drug eluting stent development program continues to make important progress toward European launch during the first half of next year. We are expanding manufacturing capacity, increasing productivity, and recently received FDA approval to expand clinical trial enrollment."

"While recent events and the publicity surrounding them will impact our short-term results, we believe that the fundamentals of our business and the markets that we serve remain strong and our outlook is positive," Dollens noted. "Our track record of success over the years has been driven in large part by the dedication of our people to the needs of patients and physicians who use our products. We continue to be committed to providing the highest quality products for patients who critically need them and we are confident that the value of the Company remains strong."

Cardiac Rhythm Management Products Update

Consistent with an anticipated new product cycle, several significant new products were approved (cleared) by FDA during the third quarter. They include:
     o VITALITY HE implantable defibrillator; Guidant's first high-energy product to offer the advanced functionality of the VITALITY family.
     o CONTAK RENEWAL 3 RF cardiac resynchronization-defibrillator; this is Guidant's first wireless and wandless CRT-D and is designed to enhance the speed and convenience of patient care.
     o ZOOM LATITUDE programmer; this next generation programmer is designed to interface with devices that include remote monitoring capability.
     o LATITUDE Communicator and secure data storage system; these elements represent the final components of the Latitude Patient Management system.

Actions taken by the Company during the quarter reflect Guidant's commitment to provide more timely information to physicians and patients about our devices. Our products continue to demonstrate high performance and reliability, and tens of thousands of people are alive today and hundreds of thousands feel better as a result of Guidant's technologies. Guidant will continue to focus on meeting and exceeding the expectations of physicians, patients and the FDA.

Drug Eluting Stent Progress

Guidant announced today that its drug eluting stent development program continues to demonstrate progress and the Company has enrolled more than 500 patients in the SPIRIT II and III clinical trials since June. SPIRIT III is a large-scale pivotal clinical trial evaluating XIENCE(TM) V, an everolimus eluting coronary stent system utilizing Guidant's cobalt chromium rapid-exchange MULTI-LINK VISION(R) RX Coronary Stent System platform. Guidant plans to use the results of the SPIRIT III trial to obtain FDA approval for XIENCE V for the treatment of coronary artery disease. Results of the SPIRIT II study will provide additional clinical data to support the launch of XIENCE V in Europe and several countries outside the United States.

Earlier in the quarter, Guidant announced attainment of an enrollment milestone in the Company's exclusive license agreement with Novartis Pharma AG. Novartis supplies everolimus to Guidant for use in drug eluting stents and provides access to data supporting Guidant filings with regulatory agencies.

In addition, the Company plans to present one-year follow up data from SPIRIT I at the American Heart Association meeting in November 2005. SPIRIT I is a prospective, randomized, single-blind pilot study evaluating XIENCE V versus an uncoated MULTI-LINK VISION Coronary Stent System control in de novo (previously untreated) lesions.

During the quarter, the Company also announced that it successfully concluded an inspection of its drug eluting stent manufacturing and quality systems at its Temecula site. This inspection was conducted by Guidant's European Notified Body, which is also reviewing the Company's submission for CE Mark approval to market the XIENCE(TM) V Everolimus Eluting Coronary Stent System in Europe. The Notified Body found no nonconformities and will recommend certification for Guidant's manufacturing facility.

Guidant Corporation

Guidant Corporation pioneers lifesaving technology, giving an opportunity for a better life today to millions of cardiac and vascular patients worldwide. The Company, driven by a strong entrepreneurial culture of more than 12,000 employees, develops, manufactures and markets a broad array of products and services that enable less invasive care for some of life's most threatening medical conditions. For more information, visit www.guidant.com.

This release includes forward-looking statements that are based on assumptions about many important factors, including market trends and competition, particularly in connection with expanded indications and reimbursement for cardiac rhythm management products; satisfactory clinical and regulatory progress; progress with respect to the merger, including satisfaction of conditions to closing, including antitrust approvals; economic conditions, including exchange rates; litigation developments; and the factors listed on exhibit 99 to Guidant's most recent 10-Q. As such, they involve risks that could cause actual results to differ materially. The company does not undertake to update its forward-looking statements.


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Guidant Corporation
111 Monument Circle, #2900, Indianapolis, IN 46204-5129
Tel 317.971.2000  Fax 317.971.2040
www.guidant.com